Exhibit 10.16

FIRST AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTES

THIS FIRST AMENDMENT TO SECURED CONVERTIBLE PROMISSORY NOTES (“Amendment”), dated as of April 8, 2014 (the “First Amendment Effective Date”), is entered into by and between NUVEL HOLDINGS, INC., a corporation organized under the laws of Florida (the “Company” or the “Maker”), and the undersigned holder of the Company’s Secured Convertible Promissory Notes (each a “Secured Note” and collectively, the “Secured Notes”) originally issued in connection with the Company’s offering of up to $1,000,000 in Secured Notes, together with warrants granting the holders thereof the right to purchase a number of shares of the Company’s common stock on November 21, 2012.

RECITALS:

A.           The Company desires to amend certain provisions of the Secured Notes.

B.           Pursuant to Section 13(j) of the Subscription Agreement, dated November 21, 2012 (the “Subscription Agreement”) pursuant to which the Secured Notes were sold and issued, such provisions of the Secured Notes may be modified, amended or waived with the written consent of the holders of a majority of the then outstanding principal amount of the Secured Notes which must include Alpha Capital Anstalt (“ACA”) for so long ACA still holds not less than $100,000 of the Secured Note.

C.           The undersigned holders of Secured Notes (the “Holders”) are the owners and holders of Secured Notes in the aggregate outstanding original principal amount of $520,000, which represents 100% of the total aggregate outstanding principal amount of all Secured Notes, and are willing to consent to such amendments, upon and subject to the terms and provisions specified herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree to amend each of the Secured Notes as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions.  Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Secured Notes.

ARTICLE 2

Amendments

Section 2.1 Amendment to Maturity Date. Effective as of the First Amendment Effective Date, the definition of “Maturity Date” of each Secured Note shall be amended to be one year anniversary from the First Amendment Effective Date, which may be extended for an additional six-month period at the option of the Holder.

Section 2.2 Amendment to Section 1.1 (Interest Rate).  Effective as of the First Amendment Effective Date, Section 1.1 of each of the Secured Notes is hereby amended to read in its entirety as follows:

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Interest Rate.   Cash interest payable on this Note shall compound annually and accrue at the annual rate of ten percent (10%) from the Issue Date through the Maturity Date.  Interest shall be payable semi-annually in arrears on each June 30 and December 31 commencing December 31, 2014, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.  Interest will be payable in cash or at the election of the Holder, with shares of Common Stock. Interest may be payable with shares of Common Stock, provided (i) an Event of Default (as defined in Article IV) or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, (ii) such Common Stock is immediately resellable pursuant to an effective resale registration statement or Rule 144 without transfer or volume restrictions, (iii) such payment in Common Stock would not cause the Holder to exceed the restrictions on ownership set forth in Section 2.3, and (iv) Borrower provides Holder not less than fifteen (15) business days’ notice prior to the due date of Borrower’s intention to pay such interest with Common Stock.  Interest paid with shares of Common Stock shall be payable on the third business day after the date such interest would be due if paid in cash.  Common Stock to be issued to pay interest shall be valued at eighty percent (80%) of the average of the volume weighted average prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the five (5) trading days ending on the due date of the interest payment being made with Common Stock (“PIK Share Value”).

Section 2.3 Amendments to Section 2.1 (Conversion into the Borrower’s Common Stock).  Effective as of the First Amendment Effective Date, Section 2.1 of each of the Secured Notes is hereby amended as follows:

(a)      The first sentence of subsection (c) of Section 2.1 shall be amended and replaced with the following:

Subject to adjustment as provided in Section 2.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.18. The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(b)        Subsection (b) of Section 2.1 is hereby amended to read in its entirety as follows:

Provided no Event of Default has occurred or would occur but for the giving of notice or the passage of time, any and all outstanding principal together with accrued and unpaid interest of the Note shall automatically convert into shares of Common Stock (a “Mandatory Conversion”) in the event that during any twenty (20) trading days (i) the average daily trading volume of the Borrower’s Common Stock is at least $50,000 in traded value, (ii) the closing prices of the Borrower’s Common Stock has been no less than 250% of the Conversion Price in effect, and (iii) all Conversion Shares have been registered for resale or are eligible for resale without restriction under Rule 144; provided that the Borrower’s counsel shall have provided an opinion for the resale of such Conversion Shares in reliance of Rule 144. The Borrower shall deliver a notice to the Holder if the above criteria for a Mandatory Conversion have been met and the date of such notice shall be deemed as the “Conversion Date.”  The Borrower shall issue and deliver the Conversion Shares prior to three (3) business days after the Conversion Date.

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Section 2.4 Amendment to Article IV (Events of Default).  Effective as of the First Amendment Effective Date, Article IV of each of the Secured Notes is hereby amended as follows

(a)       Section 4.8 is hereby amended to read in its entirety as follows:

Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any material Subsidiary or any of its property or other assets for more than $100,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

(b)       Section 4.9 is hereby amended to read in its entirety as follows:

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any material Subsidiary which are not dismissed within sixty (60) days.

(c)       Section 4.11 is hereby amended to read in its entirety as follows:

Non-Payment.  A default by the Borrower or any material Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

Section 2.5 Amendments to Section 5 (Security Interest/ Waiver of Automatic Stay).  Effective as of the First Amendment Effective Date, Section 5 of each of the Secured Notes is hereby amended to read in its entirety as follows:

Security Interest.   This Note is secured by a security interest granted to the Collateral Agent (for the benefit of Holder and the Other Holders) pursuant to a Security Agreement, as delivered by Borrower to Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law.

ARTICLE 3

Miscellaneous

Section 3.1 Waiver of Defaults and Default Interest Rate.  Each Holder of the Secured Notes hereby agrees: (i) to waive any Events of Default that have occurred under the terms of the Transaction Documents, including, without limitation to the Subscription Agreement, the Secured Notes, the Security Agreement and the Guaranty Agreement, as of the date hereof (the “Defaults”); (ii) to waive any right to receive a default interest rate and hereby agrees to accept a one-time increase of the principal amount of their respective Secured Notes as set forth on Schedule I hereto; (iii) to waive any right to request the Mandatory Redemption Payment under the Secured Notes. Interest on the Secured Notes shall accrue starting from the First Amendment Effective Date.

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Section 3.2 Ratification of Secured Notes and Related Documents.  The terms and provisions of this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Secured Notes and the other documents executed and delivered in connection therewith, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Secured Notes and such other documents are ratified and confirmed and shall continue in full force and effect after giving effect to this Amendment.  Each of the Secured Notes and such other documents shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms.

Section 3.3 Representations and Warranties.  The Company hereby represents and warrants to each Holder that, as of the date of and after giving effect to this Amendment, the execution, delivery, and performance of this Amendment and all other documents executed and/or delivered in connection herewith have been authorized by all requisite action on the part of the Company and will not violate the Company’s organizational or governing documents.

Section 3.4 Reference to Secured Notes.  The Secured Notes any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof are hereby amended so that any reference to the Secured Notes in such agreements, documents, and instruments, whether direct or indirect, shall be a reference to the Secured Notes as amended hereby.

Section 3.5 Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 3.6 Applicable Law.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 3.7 Submission to Jurisdiction.  Any legal action or proceeding with respect to this Amendment may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Amendment, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  Nothing herein shall affect the right of the Majority Holder or any other holder of Secured Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

Section 3.8 Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Company, each holder of Secured Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the holders of a majority of the then outstanding principal amount of the Secured Notes.

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Section 3.9 Counterparts.  This Amendment may be executed in one or more counterparts, and on telecopied or other electronically transmitted counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 3.10 Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment. A telecopy or other electronic transmission of any executed counterpart shall be deemed valid as an original.

Section 3.11 Entire Agreement.  This Amendment, the Secured Notes (as amended hereby) and all other instruments, documents, and agreements executed and delivered in connection herewith and therewith embody the final, entire agreement among the Company and the holders of the Secured Notes, and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating hereto or thereto, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties.  There are no unwritten oral agreements among the parties.

[Remainder of page intentionally blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers in several counterparts as of the date specified in the preamble hereof.

COMPANY:

NUVEL HOLDINGS, INC.

By: /s/   Jay Elliot
Name:   Jay Elliot
Title:     Chairman

HOLDERS:

ALPHA CAPITAL ANSTALT

By:  /s/    ____________________________
Name:     ____________________________
Title:       ____________________________

CHI SQUARED CAPITAL INC.

By:  /s/    ____________________________
Name:     ____________________________
Title:       ____________________________

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SCHEDULE I

Principal Amount of the Secured Notes

Name of Holder	Original Principal Amount	Amended Principal Amount

Alpha Capital Anstalt	$500,000	$611,778

Chi Squared Capital Inc.	$20,000	$24,471

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